UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2025

Fractyl Health, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41942	27-3553477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Van de Graaff Drive Suite 200
Burlington, Massachusetts		01803
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 902-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	GUTS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2025 and effective as of September 2, 2025 (the “Effective Date”), the Board of Directors (the “Board”) of Fractyl Health, Inc. (the “Company”) appointed Christopher Thompson, M.D. as a Class I director, with a term expiring at the Company’s 2028 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal.

Additionally, on August 29, 2025 and effective as of the Effective Date, the Board appointed Ian Sheffield as a Class II director, with a term expiring at the Company’s 2026 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal. Mr. Sheffield was also appointed to the audit committee of the Board (the “Audit Committee”), effective as of the Effective Date.

Dr. Thompson and Mr. Sheffield will each participate in the Company’s Non-Employee Director Compensation Program (as amended from time to time, the “Program”), which provides for, among other things, an annual retainer of $43,500 for each of Dr. Thompson’s and Mr. Sheffield’s Board service. As a member of the Audit Committee and under the terms of the Program, Mr. Sheffield will also receive an additional annual retainer of $10,000 for such service. Each of Dr. Thompson and Mr. Sheffield will also receive, as an initial equity award under the terms of the Program, an option to purchase 45,000 shares of the Company’s common stock (the “Initial Award”). The Initial Award has, in each case, an exercise price equal to the closing price per share of the Company’s common stock on the date of grant, and will vest in equal installments on each of the first three anniversaries of the date of grant, such that each Initial Award will be fully vested on the third anniversary of the date of the respective grant, subject to Dr. Thompson’s and Mr. Sheffield’s respective continued service as a director through each such vesting date.

There are no arrangements or understandings between Dr. Thompson or Mr. Sheffield and any other persons pursuant to which either individual was selected as a director, nor are there any transactions with the Company in which Dr. Thompson or Mr. Sheffield has a direct or indirect material interest that would be reportable under Item 404(a) of Regulation S-K. Both Dr. Thompson and Mr. Sheffield have entered into the Company’s standard form of indemnification agreement for directors.

Additionally, on August 31, 2025, Amy W. Schulman tendered her resignation as a Class I director and as a member of the Board’s Nominating and Corporate Governance Committee, effective as of the Effective Date. Ms. Schulman’s resignation was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fractyl Health, Inc.

Date:	September 3, 2025	By:	/s/ Harith Rajagopalan
Harith Rajagopalan, M.D., Ph.D. Co-Founder, Chief Executive Officer and Director (Principal Executive Officer)